Exhibit 10.7
ACTION OF THE
ADMINISTRATIVE COMMITTEE OF THE FARMER BROS. CO.
QUALIFIED EMPLOYEE RETIREMENT PLANS

Farmer Bros. Co. Amended and Restated Employee Stock Ownership Plan

The undersigned members of the Administrative Committee, having the authority to act on the matter set forth below, hereby approve the following:

WHEREAS, Section 12.01 of the Farmer Bros. Co. Amended and Restated Employee Stock Ownership Plan (the “Plan”) permits amendments to the Plan from time to time.

WHEREAS, this Committee deems it appropriate to amend the Plan in certain respects as set forth below.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended effective as of January 1, 2012, as follows:

1. Section 1.11 is amended by changing the portion of the first sentence that precedes the comma to read as follows: “Compensation” means wages as defined under Section 3401(a) of the Code (for purposes of income tax withholding at the source) paid to a Member while he or she is an Eligible Employee, ….”

2. Section 2.03 is amended in its entirety to read as follows: “Notwithstanding any provision of the Plan to the contrary, a Member who transfers employment from the Employer to an Affiliate that is not participating in the Plan shall continue to be a Member for the Plan Year in which such transfer occurs but shall only be eligible to receive allocations of Employer Contributions with respect to Compensation.”

BE IT FURTHER RESOLVED, that the appropriate officers of the Company, and the individuals who have been properly delegated authority for the administration of the Plan, are hereby authorized to do such other things as may be necessary or advisable to give effect to the foregoing resolution.

Dated: August 8, 2012

/s/ Pat Quiggle Title: Vice President of Human Resources	/s/ Hortensia Gomez Title: Vice President, Controller
/s/ Jeffrey A. Wahba Title: CFO	_____________________________________ Title: ________________________________

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